Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 8, 2016 (except for Note 15, as to which the date is May 13, 2016), in Amendment No. 5 to the Registration Statement (Form S-1 No. 333-208843) and related Prospectus of Reata Pharmaceuticals, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Dallas, Texas

May 13, 2016